Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Massimo Group on Form S-8 (File No. 333-278831) and Form S-3 (File No. 333-286353) of our report dated March 26, 2025 (except for the effects of the restatements disclosed in Note 2, Note 3, Note 14, Note 16 and Note 19, as to which the date is May 20, 2025), with respect to our audits of the consolidated financial statements of Massimo Group, which appears in this Form 10-K/A.

/s/ ZH CPA, LLC

Denver, Colorado

May 20, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us